Exhibit 5.1

June 4, 2013

1st Century Bancshares, Inc.
1875 Century Park East, Suite 1400
Los Angeles, California 90067

Re:  Registration Statement on Form S-8

Gentlemen:

We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the “Registration Statement”) to be filed by 1st Century Bancshares, Inc., a Delaware corporation (the “Company” or the “Registrant”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of 750,000 shares of common stock (the “Shares”) of the Company, issuable in connection with grants of equity-based awards under  the Company’s 2013 Equity Incentive Plan (the “Plan”).

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein.  Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares have been authorized by all necessary corporate action of the Registrant and, when issued and delivered in conformity with the terms of the Plan and in accordance with the Registration Statement, such Shares will be legally issued, fully paid for and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the State of Delaware.  Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.  This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Shares.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Registrant or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission adopted under the Act.

Very truly yours, /s/ Manatt, Phelps, & Phillips, LLP Manatt, Phelps, & Phillips, LLP